Exhibit 10.4

Incentive Compensation Plan
Performance Share Award Agreement

Black Hills Corporation

____________________________________

(Performance Period ______________ - _______________)

Black Hills Corporation
Omnibus Incentive Compensation Plan
Performance Share Award Agreement

You have been selected to be a participant in the Black Hills Corporation Omnibus Incentive Compensation Plan (the “Plan”), as specified below:

      Participant: _____________________

      Target Performance Share Award: ______ shares

      Performance Period: _____________ to _______________

      Performance Measure: Total Shareholder Return (“TSR”).

      Peer Index:  S&P MID CAP UTILITY INDEX

Alliant Energy Corporation; DPL Inc.; Duquesne Light Holding Inc.; Great Plains Energy Inc.; Hawaiian Electric Inds.; Idacorp Inc.; Northeast Utilities; Nstar; OGE Energy Corporation; Pepco Holdings Inc.; PNM Resources Inc.; Puget Energy Inc.; Wisconsin Energy Corp,; and WPS Resources Corp.

        THIS AGREEMENT (the “Agreement”) effective _______________, represents the grant of Performance Shares by Black Hills Corporation, a South Dakota corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Plan.

        The Plan provides a complete description of the terms and conditions governing the Performance Shares. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement.

        All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

        The parties hereto agree as follows:

Article 1. Performance Period

        The Performance Period commences on ______________ and ends on ________________.

Article 2. Value of Performance Shares

        Each Performance Share shall represent and have a value equal to one share of common stock of the Company.

        Notwithstanding anything herein to the contrary, the Performance Shares shall have no value whatsoever if the Ending Stock Price (as defined herein) is not greater than Beginning Stock Price (as defined herein), taking into account any adjustments made pursuant to Paragraph 4.3 of the Plan.

Article 3. Performance Shares and Achievement of Performance Measure

(a)

The number of Performance Shares to be earned under this Agreement shall be based upon the achievement of pre-established TSR performance goals as set by the Compensation Committee of the Board of Directors (Committee) for the Performance Period, based on the following chart:

TSR Performance Relative to Companies in Peer Index	Payout (% of Target)
80th Percentile or Above	175%
70th Percentile	150%
60th Percentile	125%
50th Percentile	100%
40th Percentile	50%
30th Percentile or Below	0%

Interpolation shall be used to determine the percentile rank in the event the Company’s Percentile Rank does not fall directly on one of the ranks listed in the above chart.

For this purpose, Total Shareholder Return shall be determined as follows:

Total Shareholder = Change in Stock Price + Dividends Paid Return Beginning Stock Price

Beginning Stock Price shall mean the average closing price on the applicable stock exchange of one share of stock for the twenty (20) trading days immediately prior to the first day of the Performance Period; Ending Stock Price shall mean the average closing price on the applicable stock exchange of one share of stock for the twenty (20) trading days immediately prior to the last day of the Performance Period; Change in Stock Price shall mean the difference between the Beginning Stock Price and the Ending Stock Price; and Dividends Paid shall mean the total of all dividends paid on one (1) share of stock during the Performance Period.

Following the Total Shareholder Return determination, the Company’s Percentile Rank shall be determined as follows:

Percentile Rank shall be determined by listing from highest Total Shareholder Return to lowest Total Shareholder Return each company in the Peer Index (excluding the Company). The top company would have a one hundred percentile (100%) rank and the bottom company would have a zero percentile (0.0%) rank. Each company in between would be one hundred divided by n minus one (100/n-1) above the company below it. The Company percentile rank would then be interpolated based on the Company TSR. The Companies in the Peer Index shall remain constant throughout the entire Performance Period.

Article 4. Termination Provisions

        Except as provided below, a Participant shall be eligible for payment of awarded Performance Shares, as determined in Section 3, only if the Participant’s employment with the Company continues through the end of the Performance Period.

        If participant retires, suffers a Disability, or dies during the Performance Period, the Participant (or the Participant’s estate) shall be entitled to that proportion of the number of Performance Shares as such Participant is entitled to under Section 3 for such Performance Period that the number of full months of participation during the Performance Period bears to the total number of months in the Performance Period. The form and timing of the payment of such Performance Shares shall be as set forth in Article 7.

        Termination of employment for any reason other than Retirement, Disability, or death during the Performance Period shall require forfeiture of this entire award, with no payment to the Participant.

Article 5. Change in Control

        Notwithstanding anything herein to the contrary, upon a Change in Control, the Participant shall be entitled to that proportion of the number of Performance Shares as such Participant is entitled to under Section 3 for such Performance Period that the number of full months of participation during the Performance Period (as of the effective date of the Change in Control) bears to the total number of months in the Performance Period. When there is a Change in Control, the TSR shall be calculated as set forth in Article 3, except that the Ending Stock Price shall mean the average closing price on the applicable stock exchange of one share of stock for the twenty (20) trading days immediately prior to the Change in Control. Performance Shares shall be paid out to the Participant in cash within thirty (30) days of the effective date of the Change in Control.

Article 6. Dividends

        During the Performance Period, all dividends and other distributions paid with respect to the shares of Common Stock shall accrue for the benefit of the Participant to be paid out to the Participant pursuant to Article 7.

Article 7. Form and Timing of Payment of Performance Shares

        Payment of the Performance Shares, including accrued dividends, shall be made fifty percent (50%) in cash and fifty percent (50%) in shares of Company stock.

        Payment of Performance Shares shall be made within sixty (60) calendar days following the close of the Performance Period, subject to the following:

(a)	The Participant shall have no right with respect to any Award or a portion there of, until such award shall be paid to such Participant.

(b)

If the Committee determines, in its sole discretion, that a Participant at any time has willfully engaged in any activity that the Committee determines was or is harmful to the Company, any unpaid pending Award will be forfeited by such Participant.

(c)	All appropriate taxes will be withheld from the cash portion of the award.

Article 8. Nontransferability

        Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

Article 9. Administration

        This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time by the Board of Directors, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, in its sole discretion, all of which shall be binding upon the Participant.

        Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan.

Article 10. Miscellaneous

(a)

The selection of any employee for participation in the Plan shall not give such Participant any right to be retained in the employ of the Company. The right and power of the Company to dismiss or discharge any Participant at-will, is specifically reserved. Such Participant or any person claiming under or through the Participant shall not have any right or interest in the Plan or any Award thereunder, unless and until all terms, conditions, and provisions of the Plan that affect such Participant have been complied with as specified herein.

(b)

With the approval of the Board, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Agreement without the Participant’s written consent.

(c)

Participant shall not have voting rights with respect to the Performance Shares. Participant shall obtain voting rights upon the settlement of Performance Shares and distribution into shares of common stock of the Company.

(d)

The Participant may defer such Participant’s receipt of the payment of cash and the delivery of shares of common stock, that would otherwise be due to such Participant by virtue of the satisfaction of the performance goals with respect to the Performance Shares, pursuant to the rules of the Black Hills Corporation Nonqualified Deferred Compensation Plan and the procedures set forth by the Compensation Committee. If the Participant elects to defer the receipt of the award, the Participant will be required to pay any necessary taxes from their own funds. They will not be allowed to have their deferred award reduced for tax withholding.

(e)	This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(f)	To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of South Dakota.

(g)	Any awards received by Participant are subject to the provisions of the Stock Ownership Guidelines approved by the Board of Directors.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of __________________.

Black Hills Corporation

By: _______________________

ATTEST:

__________________________________

___________________________ Participant